Exhibit 99.1

GSI Technology, Inc. Reports Fourth-Quarter and Year-End Fiscal 2010 Results

SANTA CLARA, Calif.--May 6, 2010--GSI Technology, Inc. (Nasdaq: GSIT) reported its twenty-sixth consecutive quarter of profitability with net income of $3.8 million, or $0.14 per diluted share, on net revenues of $21.2 million in its fourth fiscal quarter ended March 31, 2010. In the three months ended March 31, 2009, the Company earned $1.2 million, or $0.04 per diluted share, on net revenues of $13.6 million.

Fourth-quarter net revenues increased by $3.8 million, or 21.9%, from $17.4 million in the third quarter; $3.1 million in fourth-quarter net revenues (compared to $1.9 million in the third quarter and $349,000 in the second quarter) was attributable to the August 2009 acquisition of substantially all the assets of Sony Electronics' SRAM product line.

Gross margin and operating margin both increased sequentially and year-over-year; gross margin and operating margin were, respectively, 43.2% and 20.6% in the fourth quarter of fiscal 2010 compared to 43.0% and 13.5% in the third quarter, and 37.0% and 9.7% in the fourth quarter of fiscal 2009. As was the case in the prior quarter, approximately $150,000 in fourth-quarter cost of goods sold was related to masks valued at approximately $600,000 that were acquired in the Sony acquisition and are being amortized over four quarters.

Fourth-quarter research and development expenses were $2.4 million compared to $2.3 million in the third quarter and $1.5 million in the comparable period a year ago. The increase in research and development expenses compared to the year ago quarter was related to increases in staffing levels for our low latency DRAM project and various high speed SRAM projects. Selling, general and administrative expenses were $2.4 million, or 11.2% of net revenues, compared to $2.8 million, or 16.1% of net revenues, in the prior quarter, and $2.3 million, or 16.7% of net revenues, in the fourth quarter of fiscal 2009. Total fourth-quarter operating expenses of $4.8 million were $351,000 lower than in the third quarter, and operating income was $4.4 million compared to $2.3 million. On a sequential basis, pre-tax income increased by 77% to $4.5 million, and net income increased to $3.8 million from $2.0 million in the third quarter.

For the fiscal year ended March 31, 2010, the Company reported net income of $10.4 million, or $0.38 per diluted share, on net revenues of $67.6 million compared to net income of $9.3 million, or $0.33 per diluted share, on net revenues of $62.1 million in the fiscal year ended March 31, 2009. Gross margin was 43.3% compared to 42.8% in the prior year. Total operating expenses of $18.6 million were $3.6 million higher than in fiscal 2009, due in large part to a $3.3 million increase in research and development expenses and to a lesser increase in selling, general and administrative expenses primarily related to professional fees incurred in connection with the Sony acquisition; operating margin was 15.7% compared to 18.6% in fiscal 2009.

"We are extremely pleased with GSI's financial results for both the quarter and the year," said Lee-Lean Shu, Chairman and Chief Executive Officer. "These results can be credited in part to an improving economy, but they reflect as well an ever expanding mix of high-density products with higher ASPs that, in conjunction with ongoing attention to operating expenses, are supporting stronger margins. Complementing the operating results, we ended the year with the strongest balance sheet in GSI's fifteen-year history; at fiscal year-end we had no debt, almost $47 million in liquid assets, and $63 million in working capital. Absent a reversal in what appears to be an improving economy, we believe we are well positioned to achieve further top- and bottom-line growth in fiscal 2011."

Sales of our SigmaQuad products continued to grow, accounting for 33.4% of total shipments in the fourth quarter of fiscal 2010 compared to 20.4% in the third quarter, 17.1% in the second quarter, and 15.9% in the first quarter. Fourth-quarter direct and indirect sales to Cisco Systems were $8.7 million, or 41.1% of net revenues, compared to $6.7 million, or 38.4% of net revenues, in the third quarter, and $2.5 million, or 18.1% of net revenues, in the fourth quarter of fiscal 2009; included in fourth-quarter fiscal 2010 sales to Cisco Systems were $3.1 million in sales of two product lines — SigmaRAM and CSRAM — that came with the Sony acquisition. Sales to Huawei Technologies were $2.0 million, or 9.5% of net revenues, in the fourth quarter compared to $1.6 million, or 9.3% of net revenues, in the third quarter, and $2.8 million, or 20.2% of net revenues, in the fourth quarter of fiscal 2009. Military/defense sales were 6.7% of shipments compared to 11.2% of shipments in the third quarter.

Total fourth-quarter pre-tax stock-based compensation expense was $395,000 compared to $411,000 in the third quarter and $342,000 in the comparable quarter a year ago.

At March 31, 2010, the Company had $46.8 million in cash, cash equivalents and short-term investments, $22.6 million in long-term investments, $63.0 million in working capital, no debt, and stockholders’ equity of $98.7 million.

Stock Repurchase Program

On November 6, 2008, the Board of Directors authorized the repurchase, at management’s discretion, of up to $10 million of the Company’s common stock. Under the repurchase program, the Company may repurchase shares from time to time on the open market or in private transactions. The specific timing and amount of the repurchases will be dependent on market conditions, securities law limitations and other factors. The repurchase program may be suspended or terminated at any time without prior notice. No repurchases were made during the fourth quarter of fiscal 2010. To date, the Company has repurchased a total of 1,481,962 shares at an average cost of $2.80 per share.

Outlook for First-Quarter Fiscal 2011

We currently expect net revenues in the first quarter of fiscal 2011 to be in the range of $23.1 million to $23.9 million with gross margin similar to the fourth quarter.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Santa Clara, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Conference Call

GSI Technology will review its financial results for the quarter ended March 31, 2010 and discuss its current business outlook during a conference call for investors at 1:30 p.m. PDT (4:30 p.m. EDT) today, May 6, 2010. To listen to the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the start time and provide conference ID 67959927. You may also listen to the teleconference live via the Internet at www.gsitechnology.com or www.earnings.com. For those unable to attend, these Web sites will archive the call.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,	Mar. 31,	Mar. 31,
	2010	2009	2009	2010	2009

Net revenues	$21,244	$17,430	$13,640	$67,558	$62,108
Cost of goods sold	12,074	9,936	8,589	38,342	35,552

Gross profit	9,170	7,494	5,051	29,216	26,556

Operating expenses:

Research & development	2,411	2,335	1,454	9,069	5,737
Selling, general and administrative	2,387	2,814	2,279	9,534	9,295
Total operating expenses	4,798	5,149	3,733	18,603	15,032

Operating income	4,372	2,345	1,318	10,613	11,524

Interest and other income, net	133	198	299	1,965	1,363

Income before income taxes	4,505	2,543	1,617	12,578	12,887
Provision for income taxes	700	532	413	2,195	3,598
Net income	$3,805	$2,011	$1,204	$10,383	$9,289

Earnings per share, basic	$0.14	$0.07	$0.04	$0.38	$0.33
Earnings per share, diluted	$0.14	$0.07	$0.04	$0.38	$0.33

Weighted-average shares used in
computing per share amounts:

Basic	27,470	27,108	26,837	27,105	27,735
Diluted	28,120	27,696	27,203	27,688	28,386

Stock-based compensation included in the Condensed Consolidated Statement of Operations:

	Three Months Ended			Twelve Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,	Mar. 31,	Mar. 31,
	2010	2009	2009	2010	2009

Cost of goods sold	$75	$74	$77	$291	$297
Research & development	190	204	113	686	436
Selling, general and administrative	130	133	152	502	595
	$395	$411	$342	$1,479	$1,328

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 31, 2010	March 31, 2009
Cash and cash equivalents	$24,658	$12,597
Short-term investments	22,120	34,740
Accounts receivable	9,241	5,622
Inventory	15,436	10,995
Other current assets	5,163	3,417
Net property and equipment	12,344	5,126
Long-term investments	22,565	19,428
Other assets	1,601	748
Total assets	$113,128	$92,673

Current liabilities	$13,571	$7,617
Long-term liabilities	838	351
Stockholders' equity	98,719	84,705
Total liabilities and stockholders' equity	$113,128	$92,673

CONTACT:
GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-980-8388
or
Silverman Heller Associates
Philip Bourdillon/Gene Heller
310-208-2550